Registration Statement No. 333-264388

Filed Pursuant to Rule 424(b)(2)

Product Supplement to the Prospectus dated May 26, 2022

and the Prospectus Supplement dated May 26, 2022

Senior Medium-Term Notes, Series I

Notes Linked to One or More Commodity Futures Contracts

Bank of Montreal may offer and sell notes linked to the performance of one or more commodity futures contracts (each, a “Reference Asset”). The payment at maturity on your notes will be based on the performance of the Reference Asset during the term of your notes. The notes are intended for investors who anticipate that the level of the Reference Asset will increase (or, in the case of bearish notes, decrease) from its Initial Level to the Final Level on the applicable valuation date or dates. Investors must be willing to forego interest payments on the notes and be willing to accept a return that may be negative, in which case you will lose some, or all, of your principal.

This product supplement describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe the terms that apply specifically to the notes, including any changes to the terms specified below. We refer to these term sheets and pricing supplements generally as “pricing supplements.” If the terms described in the applicable pricing supplement are inconsistent with those described in this product supplement or in the accompanying prospectus supplement or prospectus, the following hierarchy will govern: first, the pricing supplement will govern; second, this product supplement; third, the accompanying prospectus supplement and last, the accompanying prospectus.

Unless otherwise specified in the applicable pricing supplement, we will not make periodic payments of interest on the notes. At maturity, you will receive a payment based on the performance of the Reference Asset.

The notes will not be listed on any securities exchange.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” and “General Terms of the Notes.”

Your investment in the notes involves certain risks. We encourage you to read the “Additional Risk Factors Relating to the Notes” section beginning on page PS-6 of this product supplement and in the “Risk Factors” sections beginning on page S-1 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus, so that you may better understand those risks.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy of this product supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS CORP.

Product Supplement dated October 5, 2023

TABLE OF CONTENTS

Summary Information	PS-2
Additional Risk Factors Relating to the Notes	PS-6
General Terms of the Notes	PS-16
Use of Proceeds and Hedging	PS-24
Supplemental Tax Considerations	PS-25
Certain Considerations For ERISA And Other U.S. Employee Benefit Plans	PS-32
Supplemental Plan of Distribution	PS-33

PS-1

Summary Information

We refer to the notes we are offering by this product supplement as the “notes.” Each of the notes, including your notes, has the terms described below and under “General Terms of the Notes.” In addition, references to the “accompanying prospectus” mean the accompanying prospectus, dated May 26, 2022, as supplemented by the accompanying prospectus supplement, dated May 26, 2022, relating to our Series I Senior Medium-Term Notes.

Reference Asset:	Your notes will be linked to one or more commodity futures contracts (each, a “Reference Asset”) specified in the applicable pricing supplement. Your notes may also be linked to the lesser performing of two or more Reference Assets or to a “Basket” of two or more Reference Assets. We refer to each Reference Asset included in a Basket as a “Basket Component.”

Interest Rate:	Unless otherwise specified in the applicable pricing supplement, we will not make periodic payments of interest on the notes.

Denominations:	Unless otherwise specified in the applicable pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Payment at Maturity Greater than Principal:

The below include a few potential payment scenarios which may apply to your notes if so specified in the applicable pricing supplement. The below list is not intended to describe all potential payment scenarios or payment formulas that may be specified in the applicable pricing supplement. Please review the applicable pricing supplement for the payment at maturity formulas which will apply to your notes.

If the Final Level (as defined below) of the Reference Asset exceeds (or in the case of bearish notes, is less than) the Initial Level (as defined below) then, depending upon the terms of your notes, and unless otherwise set forth in the applicable pricing supplement, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Percentage Change × Upside Leverage Factor)

Your notes may be “Digital Return Notes.” For Digital Return Notes, unless otherwise set forth in the applicable pricing supplement, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Digital Return)

Your notes may be “Booster Notes.” For Booster Notes, unless otherwise set forth in the applicable pricing supplement, your payment at maturity will be determined as follows:

If the Percentage Change is greater than the Booster Percentage (as defined below), then the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Booster Percentage)

For each of the above notes, the payment at maturity may be subject to a Maximum Redemption Amount (as defined below). For Digital Return Notes, the payment at maturity may be limited to the return represented by the Digital Return.

For each of the above scenarios, the relevant pricing supplement may modify the applicable threshold to receive a payment at maturity greater than principal (i.e., the relevant pricing supplement may specify that the Final Level must be greater than, equal to or less than a specific value other than the Initial Level). The applicable pricing supplement may also specify that one or more of the above scenarios will only apply with respect to a specific range of Final Levels or that multiple scenarios will apply to the notes depending upon the applicable Final Level, in which case multiple different meanings may be assigned to each of the defined variables (e.g. the Percentage Change, Upside Leverage Factor, Digital Return, and Booster Percentage) with respect to each applicable range.

PS-2

Payment at Maturity Less than or Equal to Principal:

The below include a few potential payment scenarios which may apply to your notes if so specified in the applicable pricing supplement. The below list is not intended to describe all potential payment scenarios or payment formulas that may be specified in the applicable pricing supplement. Please review the applicable pricing supplement for the payment at maturity formulas which will apply to your notes.

If the Final Level is less than (or in the case of bearish notes, greater than) or equal to the Initial Level, then, unless otherwise described in the applicable pricing supplement, the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change × Downside Leverage Factor)

However, if the relevant pricing supplement specifies that a “Buffer” is applicable to your notes, then:

If the Final Level is greater than or equal to (or in the case of bearish notes, less than or equal to) the Buffer Level (as defined below), then the payment at maturity will equal the principal amount of your notes.

If the Final Level is less than (or in the case of bearish notes, greater than) the Buffer Level, then the payment at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage) × Downside Leverage Factor]

In this case, if the Final Level is less than (or in the case of bearish notes, greater than) the Initial Level (or, if applicable, Buffer Level), then, at maturity, you will receive less than the principal amount of your notes.

If the relevant Pricing Supplement specifies that a “Barrier” is applicable to your notes, then:

If the Final Level is greater than or equal to (or in the case of bearish notes, less than or equal to) the Barrier Level (as defined below), then the payment at maturity will equal the principal amount of your notes.

If the Final Level is less than (or in the case of bearish notes, greater than) the Barrier Level, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

For each of the above scenarios, the relevant pricing supplement may modify the applicable threshold to receive a payment at maturity less than or equal to principal (i.e., the relevant pricing supplement may specify that the Final Level must be greater than, equal to or less that a specific value other than the Initial Level). The applicable pricing supplement may also specify that one or more of the above scenarios will only apply with respect to a specific range of Final Levels or that multiple scenarios will apply to the notes depending upon the applicable Final Level, in which case multiple different meanings may be assigned to each of the defined variables (e.g., the Percentage Change, Downside Leverage Factor, and Buffer Percentage) with respect to each applicable range.

Percentage Change:	Unless otherwise specified in the relevant pricing supplement, Percentage Change will be calculated as follows (and expressed as a percentage): Final Level – Initial Level Initial Level

PS-3

However, unless otherwise specified in the relevant pricing supplement, if your notes are bearish notes, the Percentage Change will be calculated as follows (and expressed as a percentage):

Initial Level – Final Level

Initial Level

The relevant pricing supplement may specify that the Percentage Change will be calculated by reference to a formula referencing variables other than the Initial Level or by reference to a formula that includes the addition or subtraction of a fixed amount. The applicable pricing supplement may also specify several potential definitions of Percentage Change depending on the applicable Final Level, in which case various potential definitions may be referred to as an “adjusted percentage change”, “initial percentage change”, “final percentage change” and/or similar terms.

Maximum Redemption Amount:	The Maximum Redemption Amount, if applicable, will be specified in the relevant pricing supplement. If a Maximum Redemption Amount applies to your notes, then the payment at maturity will be limited as set forth in the pricing supplement.

Cap:	The Cap, if applicable, will be specified in the relevant pricing supplement. If a Cap applies to your notes, your ability to participate in any positive Percentage Change in the level of the Reference Asset will be limited to the Cap.

Upside Leverage Factor:

As specified in the relevant pricing supplement, if applicable. The Upside Leverage Factor may be less than, equal to or greater than 100%. If the Upside Leverage Factor is less than 100%, you will participate in less than the full upside performance (or in the case of bearish notes, downside performance) of the Reference Asset. If the Upside Leverage Factor is greater than 100%, you will participate on a leveraged basis in the upside performance (or in the case of bearish notes, downside performance) of the Reference Asset (subject to any applicable Maximum Redemption Amount).

The applicable pricing supplement may also specify several potential definitions of Upside Leverage Factor depending on the applicable Final Level, in which case various potential definitions may be referred to as an “adjusted upside leverage factor”, “initial upside leverage factor”, “final upside leverage factor” and/or similar terms.

Downside Leverage Factor:

As specified in the relevant pricing supplement, if applicable. The Downside Leverage Factor may be less than, equal to or greater than 100%. If the Downside Leverage Factor is less than 100%, you will participate in less than the full downside performance (or in the case of bearish notes, upside performance) of the Reference Asset. If the Downside Leverage Factor is greater than 100%, you will participate on a leveraged basis in the downside performance (or in the case of bearish notes, upside performance) of the Reference Asset, and you may lose a greater portion of the principal amount of your investment.

The applicable pricing supplement may also specify several potential definitions of Downside Leverage Factor depending on the applicable Final Level, in which case various potential definitions may be referred to as an “adjusted downside leverage factor”, “initial downside leverage factor”, “final downside leverage factor” and/or similar terms.

Digital Return:	A percentage that will be specified in the applicable pricing supplement. If a Digital Return applies to your notes, the return on your investment may be limited to the return represented by the Digital Return. The applicable pricing supplement may also specify several potential definitions of Digital Return depending on the applicable Final Level.

Booster Percentage:	A specified percentage increase (or in the case of bearish notes, decrease) in the level of the Reference Asset. The Booster Percentage, if any, will be set forth in the relevant pricing supplement. The applicable pricing supplement may also specify several potential definitions of Booster Percentage depending on the applicable Final Level.

PS-4

Buffer Level:	A specified level of the Reference Asset. A Buffer Level, if any, will be expressed as a percentage of the Initial Level and will be set forth in the relevant pricing supplement.

Buffer Percentage:	A specified percentage that will be set forth in the relevant pricing supplement, if applicable. The applicable pricing supplement may also specify several potential definitions of Buffer Percentage.

Barrier:	If so specified in the applicable pricing supplement, the notes will be subject to a Barrier. In such a case, holders of the notes will be subject to possible loss of all or a portion of the principal amount of the notes if the level of the Reference Asset falls beneath (or in the case of bearish notes, exceeds) a specified “Barrier Level” during a specified observation period. See “General Terms of the Notes—Payment at Maturity—Payment at Maturity Less than or Equal to Principal—Notes with a Barrier Level.”

Initial Level:	As specified in the relevant pricing supplement. Unless otherwise specified in the applicable pricing supplement, the Initial Level for a note linked to a single Reference Asset will be the closing level of that Reference Asset on the applicable pricing date. The Initial Level may also be the arithmetic average of the closing levels of the applicable Reference Asset on two or more specified trading days (each of which would be a Valuation Date). In the case of a note linked to a Basket, the Initial Level will be set forth in the applicable pricing supplement.

Final Level:	The closing level of the Reference Asset on the Valuation Date (if there is one Valuation Date applicable to the notes) or the arithmetic average of the closing levels of the Reference Asset on two or more specified trading days (each of which would be a Valuation Date), or any other dates specified in the relevant pricing supplement. In the case of a note linked to a Basket, the Final Level of the Basket will be the value of the Basket on the Valuation Date, or the arithmetic average of the value of the Basket on each of the Valuation Dates, as applicable, determined as described in more detail in the section entitled “General Terms of the Notes—Notes Linked to a Basket” in this product supplement.

Valuation Date(s):	Unless otherwise specified in the relevant pricing supplement, the Valuation Date, or if there is more than one Valuation Date, the final Valuation Date, will be the third trading day prior to the Maturity Date, subject to postponement as described below.

Additional Terms:	The applicable pricing supplement for your notes may set forth terms that are additional to, or different from, the terms described in this product supplement.

Maturity Date:	As specified in the applicable pricing supplement, subject to any prior automatic redemption, if applicable. If the Valuation Date or the final Valuation Date, as applicable, is postponed as described below, the Maturity Date will be postponed by the same number of trading day(s).

Automatic Redemption:	We may issue notes that are subject to automatic redemption. If your notes are subject to automatic redemption, the pricing supplement will set forth the terms upon which the notes will be redeemed.

Clearance and Settlement:	DTC

Listing:	The notes will not be listed on any securities exchange.

Calculation Agent:	Unless otherwise set forth in the applicable pricing supplement, BMO Capital Markets Corp. will serve as calculation agent for the notes. The calculation agent will make all required determinations as to the amounts payable on the notes.

PS-5

ADDITIONAL RISK FACTORS RELATING TO THE NOTES

An investment in the notes involves risks. This section describes significant risks relating to the terms of the notes. Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the applicable pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus.

Risks Related to the Structure or Terms of the Notes

Your investment in the notes may result in a loss. The notes do not guarantee any return of principal unless otherwise specified in the relevant pricing supplement. Unless otherwise specified in the relevant pricing supplement, the amount payable on the notes at maturity will depend primarily on the Percentage Change from the Initial Level to the Final Level and may be less, and possibly significantly less, than the principal amount. For notes without a buffer, if the Final Level is less than (or, in the case of bearish notes, greater than) the Initial Level, the return on your notes will be less than the principal amount. For notes with a buffer, if the Final Level is less than (or, in the case of bearish notes, greater than) the Buffer Level, the return on your notes will be less than the principal amount. In the case of notes with a Downside Leverage Factor greater than 100%, your notes will participate in the downside performance (or, in the case of bearish notes, upside performance) of the Reference Asset on a leveraged basis. Depending on the Downside Leverage Factor and the other terms of your notes, you may lose all or a substantial portion of the amount that you invested to purchase the notes.

The notes do not pay interest and your return may be lower than the return on a conventional debt security of comparable maturity. Unless otherwise specified in the applicable pricing supplement, there will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The appreciation potential of the notes may be limited. If your notes are subject to a Maximum Redemption Amount, a Cap, or a Digital Return, the payment at maturity will not exceed the Maximum Redemption Amount or the principal amount plus the Digital Return, as applicable. Accordingly, your return on the notes may be less than your return would be if you made an investment in a security that was not subject to a Maximum Redemption Amount, a Cap, or a Digital Return.

The Initial Level may be determined after the pricing date of the notes. If so specified in the relevant pricing supplement, the Initial Level will be determined based on the arithmetic average of the closing levels of the Reference Asset on certain specified dates. One or more of these days may occur on or following the pricing date or the issue date of the notes; as a result, the Initial Level may not be determined, and you may therefore not know such value, until after the issue date. If there are any increases (or in the case of bearish notes, decreases) in the closing levels of the Reference Asset on any relevant dates used to determine the Initial Level that occur after the pricing date, and such increases (or decreases) result in the Initial Level being higher (or in the case of bearish notes, lower) than the closing level on the pricing date, this may establish higher levels (or in the case of bearish notes, lower levels) that the relevant futures contracts must achieve for you to attain a positive return on your investment or to avoid a loss of principal at maturity.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the market value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of interest payments (if applicable) and the amount due on the Maturity Date are each dependent upon our ability to repay our obligations at that time. This will be the case even if the levels of the relevant futures contracts increase (or, in the case of bearish notes, decreases) after the pricing date. No assurance can be given as to what our financial condition will be at any time during the term of the notes.

PS-6

The amount to be paid at maturity will not be affected by all developments relating to the relevant futures contracts. Changes in the levels of the relevant futures contracts during the term of the notes before or between the relevant Valuation Date or Valuation Dates will not be reflected in the calculation of the payment at maturity, except to the extent that the notes are subject to an automatic redemption. The calculation agent will calculate this amount by comparing only the Final Level to the Initial Level (or the Buffer Level, as applicable). No other levels of the relevant futures contracts will be taken into account. As a result, you may receive less than the principal amount of your notes, even if the levels of the relevant futures contracts have increased (or, in the case of bear notes, decreased) at certain times during the term of the notes before decreasing to a level below (or, in the case of bearish notes, increasing to a level above) the Initial Level (or Buffer Level, as applicable) and, if applicable, below (or, in the case of bearish notes, above) the Barrier Level as of the relevant dates.

Risks Related to Liquidity and the Secondary Market

The notes may not have an active trading market. Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial. If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The market value of your notes may be influenced by many unpredictable factors. The following factors, many of which are beyond our control, may influence the market value of your notes:

•	the level of relevant futures contracts;

•	if your notes are subject to a Maximum Redemption Amount, a Cap, or a Digital Return, your potential return on the notes will be limited;

•	the volatility of the level of relevant futures contracts;

•	economic, financial, political, military, regulatory, legal and other events that affect the applicable commodities markets and which may affect the level of relevant futures contracts;

•	if the relevant futures contracts are denominated in a currency other than the U.S. dollar or prices in one or more non-U.S. markets, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the payments due on your notes and their market value;

•	interest rates in the market;

•	speculation and trading activities in commodities and related contracts; and

•	the time remaining to maturity of the notes.

These factors may influence the market value of your notes if you sell your notes before maturity. Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

Risks Related to Hedging and Conflicts of Interest

Our trading and other transactions relating to any Reference Asset or related assets, and futures, options or other derivative products may adversely affect the market value of the notes. As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the notes by purchasing or selling a Reference Asset or related assets, futures, options or other related derivative instruments. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time. Although they are not expected to do so, any of these hedging activities may adversely affect the values of the relevant futures contracts, and therefore, the market value of the notes, and the amounts payable at maturity. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

PS-7

We or one or more of our affiliates may also engage in trading relating to a Reference Asset or related assets, futures, options or other related derivative instruments on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades. Any of these activities could adversely affect the levels of the relevant futures contracts and therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of one or more of the Reference Assets or related assets, futures, options or other related derivative instruments. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

Our business activities or those of our affiliates may create conflicts of interest. We and our affiliates expect to engage in trading activities related to one or more of the Reference Assets or related assets, futures, options or other related derivative instruments that are not for the account of holders of the notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the levels of the relevant futures contracts, could be adverse to the interests of the holders of the notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to various futures contracts. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities by us or one or more of our affiliates may affect the level of one or more of the relevant futures contracts and therefore, the market value of the notes.

The calculation agent can postpone the determination of the Final Level and/or other determinations with respect to the notes if a market disruption event occurs. The determination of the Final Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on any Valuation Date with respect to the Reference Asset. If such a postponement occurs, the calculation agent will use the closing level of the Reference Asset on the first subsequent business day on which no market disruption event occurs or is continuing. In no event, however, will any Valuation Date be postponed by more than ten trading days. As a result, if a market disruption event occurs or is continuing on a Valuation Date, the Maturity Date for the notes could also be postponed, although not by more than ten trading days.

If the determination of the level of the Reference Asset for any Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the Reference Asset will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event. See “General Terms of the Notes—Market Disruption Events.”

As calculation agent, BMO Capital Markets Corp. will have the authority to make determinations that could affect the value of your notes and your payment at maturity. As calculation agent for your notes, BMO Capital Markets Corp. will have discretion in making various determinations that affect your notes, including determining the Final Level, market disruption events, and any amount payable on your notes. The calculation agent also has discretion in determining whether any Reference Asset has been materially changed. The exercise of this discretion by BMO Capital Markets Corp. could adversely affect the value of your notes and may present BMO Capital Markets Corp., which is our wholly owned subsidiary, with a conflict of interest.

Risks Related to Taxation

Significant aspects of the tax treatment of the notes are uncertain.

The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement.

PS-8

Notes we intend to treat as indebtedness for U.S. federal income tax purposes with a term that exceeds one year will likely be treated as debt instruments subject to special rules governing contingent payment debt instruments.  If you are a United States holder (as defined in the accompanying prospectus), you generally will be required to pay taxes on ordinary income over the term of such notes based on the comparable yield for the notes, even though you will not receive any payments from us until maturity or until an automatic redemption prior to maturity.  This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity or prior to an automatic redemption prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.  Any gain you may recognize on the sale, automatic redemption or maturity of the notes will be ordinary income in the case of notes with a term of more than one year.  Any loss you may recognize upon the sale, automatic redemption or maturity of notes with a term of more than one year will generally be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the notes and thereafter will be capital loss. See the section entitled “Supplemental Tax Considerations – Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Indebtedness—Where the Term of the Notes Exceeds One Year” herein.

With respect to notes we intend to treat as pre-paid derivative contracts for U.S. federal income tax purposes, the Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder of a “prepaid forward contract” or similar instrument (which may include notes we intend to treat as pre-paid derivative contracts) should be required to accrue interest over the term of such instrument even though that holder will not receive any payments with respect to such instrument until maturity or upon an automatic redemption prior to maturity and whether all or part of the gain a holder may recognize on the sale, automatic redemption or maturity of such instrument could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Tax Considerations” in this product supplement, the sections “United States Federal Income Taxation” and “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Risks Related to ERISA

Employee benefit plans should carefully review the legal issues of an investment in the notes. Any fiduciary of an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA, a plan or account subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), an entity whose underlying assets include the assets of any of the foregoing (each of the foregoing, a “Benefit Plan Investor”) or any other plan which is subject to any federal, state, local or other law that is substantially similar to the fiduciary responsibility and prohibited transaction provisions of ERISA or Section 4975 of the Code (“Similar Law”) that is considering purchasing the notes with the assets of such Benefit Plan Investor or plan subject to Similar Law, should consult with its counsel regarding whether the purchase or holding of the notes is or could become a non-exempt “prohibited transaction” under ERISA or the Code or a violation of any Similar Law. For additional information, please see the discussion under “Certain Considerations for ERISA and Other U.S. Employee Benefit Plans” below.

Risks Relating to Reference Assets

Owning the notes is not the same as owning the relevant futures contracts or a security directly linked to the performance of the relevant futures contracts. The return on your notes will not reflect the return you would realize if you actually owned the relevant futures contracts or a security directly linked to the performance of the relevant futures contracts and held that investment for a similar period. Your notes may trade quite differently from the relevant futures contracts. Changes in the levels of the relevant futures contracts may not result in comparable changes in the market value of your notes. Even if the levels of the relevant futures contracts increase (or, in the case of bearish notes, decrease) from its Initial Level during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes prior to maturity to decrease while the values of the relevant futures contracts increase (or, in the case of bearish notes, decrease).

PS-9

You must rely on your own evaluation of the merits of an investment linked to the Reference Asset. In the ordinary course of their business, we or our affiliates may have expressed views on expected movements in any Reference Asset, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Asset may at any time have significantly different views from our views or those of our affiliates. For these reasons, you are encouraged to obtain information concerning the applicable Reference Asset from multiple sources, and you should not rely solely on views expressed by us or our affiliates.

The historical performance of the relevant futures contracts should not be taken as an indication of its future performance. The levels of the relevant futures contracts will determine the amount to be paid on the notes at maturity. The historical performance of the relevant futures contracts does not necessarily give an indication of future performance. As a result, it is impossible to predict whether the levels of the relevant futures contracts will rise or fall during the term of the notes. The levels of the relevant futures contracts will be influenced by complex and interrelated political, economic, financial and other factors.

We will not hold any assets for your benefit. The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of any assets that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any assets related to a Reference Asset. Consequently, in the event of our bankruptcy, insolvency or liquidation, any assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

Risks Relating to a Reference Asset that Is a Basket

If your notes are linked to a Basket, changes in the level of one or more Basket Components may be offset by changes in the level of one or more other Basket Components. Your notes may be linked to a Basket. In such a case, a change in the levels of one or more Basket Components may not correlate with changes in the levels of one or more other Basket Components. The level of one or more Basket Components may increase, while the level of one or more other Basket Components may not increase as much, or may even decrease. The opposite changes may occur in the case of bearish notes. Therefore, in determining the level of the Basket as of any time, increases (or, in the case of bearish notes, decreases) in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases (or, in the case of bearish notes, lesser decreases and increases) in the level of one or more other Basket Components. If the weightings of the applicable Basket Components are not equal, changes in the level of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon your notes.

Risks Relating to Commodity-Based Reference Assets

You will not own the underlying commodities. Investing in the notes is not the same as owning the applicable commodities or futures contracts relating to those commodities. You will not have a right to receive delivery of any of the applicable commodities or futures contracts relating to those commodities. We will not invest in any of the applicable commodities or futures contracts relating to those commodities on behalf or for the benefit of holders of the notes.

The levels of the relevant futures contracts or commodities related to the Reference Asset may change unpredictably, and commodity futures contract prices may be near zero, zero or negative, and affect the value of the notes in unanticipated ways. Fluctuations in the levels of the relevant futures contracts or any commodities related to the Reference Asset may have a material adverse effect on the value of the notes and your return on an investment in the notes. The levels of the relevant futures contracts or related commodities are affected by numerous factors, including: (i) changes in supply and demand relationships; (ii) governmental programs and policies; (iii) national and international political and economic events; (iv) expectations of and changes in interest, inflation and exchange rates; (iv) speculation and trading activities in commodities related to the Reference Asset and related contracts; (v) general weather conditions; and (vi) trade, fiscal, monetary and exchange control policies. The demand for many commodities is also highly cyclical. These factors, some of which are specific to the market for each such commodity, may cause the values of the relevant futures contracts to move in inconsistent directions at inconsistent rates, affecting the value of the notes. It is not possible to predict the aggregate effect of all or any combination of these factors.

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In addition, prices of commodity futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly.  For example, in April 2020, the collapse of demand for fuel following government restrictions on travel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities.  Storage shortages meant that market participants who had contracted to buy and take delivery of crude oil were therefore at risk of default under the terms of the May 2020 NYMEX West Texas Intermediate (“WTI”) crude oil futures contract.  The critical scarcity of storage forced some market participants to sell their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts).  As a result, for the first time in history, crude oil futures contracts traded below zero.  On April 20, 2020, the last trading day before expiration of the May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63.  If any relevant commodity futures contracts reach a near-zero, zero or negative price, the market value of and return on the notes could be adversely affected, potentially severely and in unanticipated ways.

If the liquidity of the relevant futures contracts is limited, the value of the notes may be adversely affected. Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity would likely have an adverse effect on the values of the relevant futures contracts and, therefore, on the return, if any, on your notes. Limited liquidity relating to the relevant futures contracts may also result in its publisher being unable to determine its value using its normal means. The resulting discretion by the publisher of the relevant futures contracts in determining the value could adversely affect the value of the notes.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.

Certain exchanges have regulations which limit the amount of fluctuations in futures contracts that may occur during a single trading day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a futures contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular futures contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular futures contract or forcing the liquidation of futures contracts at disadvantageous times or prices. These circumstances could affect the levels of the relevant futures contracts or the underlying commodities and could therefore adversely affect the market value of the notes.

The notes will not be regulated by the Commodity Futures Trading Commission (the “CFTC”). Unlike a direct investment in futures contracts related to the underlying commodities, your investment in the notes does not afford you the benefits of the regulatory protections of the CFTC. You will not benefit from the CFTC’s or any other non-U.S. regulators’ regulatory protections that are afforded to persons who trade in futures contracts through a registered futures merchant or operator.

Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because the notes will not be interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

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A Reference Asset trade on a foreign exchange that is less regulated than U.S. markets and may involve different and greater risks than trading on U.S. exchanges. A Reference Asset may trade on an exchange located outside the U.S. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It may also be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the relevant commodities or contracts. These factors could reduce the values of the relevant futures contracts and the value of the notes.

Legal and regulatory changes could adversely affect the return on and value of the notes. Futures contracts and options on futures contracts are subject to extensive statutes, regulations and margin requirements. The CFTC and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, futures exchanges may have regulations designed to limit the amount of fluctuations in futures contract prices. These limits could adversely affect the market prices of futures contracts, which could adversely affect the return on and value of the notes.

In addition, the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the value of the notes of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the notes. For example, the Dodd–Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the size of the positions any person may hold in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts. In particular, the CFTC has adopted rules to establish position limits that apply to specified agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits apply to a person’s combined position in futures, options and swaps on the relevant commodities. These rules may reduce liquidity in the exchange-traded market for the relevant commodity futures, which may, in turn, have an adverse effect on your cash settlement amount. Market participants may decide, or be required to, sell their positions in the relevant commodity futures as a result of these rules.

In October 2020, the CFTC adopted rules to establish revised or new position limits on 25 agricultural, metals and energy commodity derivatives contracts.  The limits apply to a number of commodity futures contracts, such as CBOT Soybeans, Soybean Meal and Wheat futures; ICE Futures US Cotton No. 2, Sugar No. 11 and Sugar No. 16 futures; NYMEX Light Sweet Crude Oil, NYMEX NY Harbor USLD Heating Oil, NY Harbor Gasoline Blendstock and Henry Hub Natural Gas futures; and COMEX Gold, Silver and Copper futures and NYMEX Palladium futures.  The limits apply to a person’s combined position in the specified 25 futures contracts and options on futures (“core referenced futures contracts”), futures and options on futures directly or indirectly linked to the core referenced futures contracts, and economically equivalent swaps.  These rules came into effect on January 1, 2022 for covered futures and options on futures contracts and on January 1, 2023 for covered swaps. The rules may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the notes.

While the effects of these or other regulatory developments are difficult to predict, if broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of the relevant commodity futures contracts and, therefore, the return on and value of the notes.

You may have exposure to contracts that are not traded on regulated futures exchanges. It is likely that each Reference Asset as of the issue date will be a futures contract traded on a regulated futures exchange (referred to in the U.S. as a “designated contract market”). However, one or more Reference Assets may in the future be over-the-counter contracts linked to commodities and traded on trading facilities that are subject to lesser degrees of regulation than futures contracts traded on regulated futures exchanges or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. The trading of contracts on such facilities may expose you to greater risks than those presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

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Distortions or disruptions of market trading in futures contracts could adversely affect the value of and return on the notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the settlement price of the relevant futures contracts and, therefore, the value of and return on the notes.

Prices of futures contracts are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the relevant futures contracts. The market prices of the relevant futures contracts could be highly volatile and may fluctuate rapidly based on numerous factors. The prices of futures contracts are subject to variables that may be less significant to the values of traditional securities such as stocks and bonds. These variables may create additional risks that cause the value of the notes to be more volatile than the values of traditional securities.

As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities, like those in the energy and industrial metals sectors, have liquid futures contracts that expire every month. Therefore, these contracts are rolled forward every month. Contracts based on certain other commodities, most notably agricultural and livestock products, tend to have only a few contract months each year that trade with substantial liquidity. Thus, these commodities, with related futures contracts that expire infrequently, roll forward less frequently than every month and can have further pronounced pricing volatility during extended periods of low liquidity. The risk of irregular liquidity or pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take delivery of the underlying commodities. In respect of energy futures contracts, it should be noted that due to the significant level of continuous consumption, limited reserves and oil cartel controls, energy commodities are subject to rapid price increases in the event of perceived or actual shortages. These factors (when combined or in isolation) may affect the price of relevant futures contracts and, as a consequence, any payment on the notes.

The notes will not offer direct exposure to commodity spot prices. The notes are linked to a futures contract, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of a commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, because the notes are linked to a futures contract, the notes may underperform a similar investment that is linked to commodity spot prices.

Changes in the margin requirements for any relevant commodity futures contracts may adversely affect the value of the notes. Futures exchanges require market participants to post collateral in order to open and keep open positions in futures contracts. If an exchange changes the amount of collateral required to be posted to hold positions in any relevant commodity futures contract, market participants may adjust their positions, which may affect prices of the relevant commodity futures contracts. As a result, the value of the notes may be adversely affected.

The prices of commodities are volatile and are affected by numerous factors, certain of which are specific to the commodity sector for each commodity. A change in the price of any of the commodities upon which a relevant futures contract is based may have a material adverse effect on the value of the notes and your return on an investment in the notes. Commodities and commodity futures contracts are subject to the effect of numerous factors, certain of which are specific to the commodity sector for each commodity or commodity futures contract to which your notes provide exposure, as discussed below. The relevant pricing supplement may provide additional risk factors relating to any relevant futures contract.

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Agricultural Sector

Global prices of agricultural commodities, including cocoa, coffee, corn, cotton, soybeans, sugar and wheat, are primarily affected by the global demand for and supply of those commodities but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for agricultural commodities are affected by governmental programs and policies regarding agriculture, as well as general trade, fiscal and exchange control policies. Extrinsic factors, such as drought, floods, general weather conditions, disease and natural disasters may also affect agricultural commodity prices. Demand for agricultural commodities, such as wheat, corn and soybeans, both for human consumption and as cattle feed, has generally increased with worldwide growth and prosperity.

Energy Sector

Global prices of energy commodities, including WTI crude oil, Brent crude oil, RBOB gasoline, heating oil, gas oil and natural gas, are primarily affected by the global demand for and supply of these commodities, but they are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for energy commodities are affected by governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies, and with respect to oil, drought, floods, weather, government intervention, environmental policies, embargoes and tariffs. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of energy commodities. Sudden disruptions in the supplies of energy commodities, such as those caused by war, natural events, accidents or acts of terrorism, may cause prices of energy commodity futures contracts to become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing energy commodities, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. In particular, supplies of crude oil may increase or decrease depending on, among other factors, production decisions by the Organization of the Oil and Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC, which has the capacity to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. Crude oil prices are generally more volatile and more subject to dislocation than are prices of other commodities. Demand for energy commodities such as oil and gasoline is generally linked to economic activity and will tend to reflect general economic conditions.

Industrial Metals Sector

Global prices of industrial metals commodities, including aluminum, copper, lead, nickel and zinc, are primarily affected by the global demand for and supply of these commodities, but they are also significantly influenced by speculative actions and by currency exchange rates. Demand for industrial metals is significantly influenced by the level of global industrial economic activity. Prices for industrial metals commodities are affected by governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies, government intervention, embargoes and tariffs. An additional, but highly volatile, component of demand for industrial metals is adjustments to inventory in response to changes in economic activity and/or pricing levels, which will influence investment decisions in new mines and smelters. Sudden disruptions in the supplies of industrial metals, such as those caused by war, natural events, accidents, acts of terrorism, transportation problems, labor strikes and shortages of power, may cause prices of industrial metals futures contracts to become extremely volatile and unpredictable. The introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities will also affect the prices of industrial metals commodities.

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Livestock Sector

Livestock commodities, including live cattle, feeder cattle and lean hogs, are “non-storable” commodities, and therefore may experience greater price volatility than traditional commodities. Global livestock commodity prices are primarily affected by the global demand for and supply of those commodities, but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for livestock commodities are affected by governmental programs and policies regarding livestock, as well as general trade, fiscal and exchange control policies. Extrinsic factors, such as drought, floods, general weather conditions, disease (e.g., Bovine Spongiform Encephalopathy, or Mad Cow Disease, and swine influenza), availability of and prices for livestock feed and natural disasters may also affect livestock commodity prices. Demand for livestock commodities has generally increased with worldwide growth and prosperity.

Precious Metals Sector

Global prices of precious metals commodities, including gold, silver, platinum and palladium, are primarily affected by the global demand for and supply of those commodities, but they are also significantly influenced by speculative actions and by currency exchange rates. Demand for precious metals is significantly influenced by the level of global industrial economic activity. Prices for precious metals are affected by governmental programs and policies, national and international political and economic events, expectations with respect to the rate of inflation, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies, government intervention, embargoes and tariffs. Sudden disruptions in the supplies of precious metals, such as those caused by war, natural events, accidents, acts of terrorism, transportation problems, labor strikes and shortages of power, may cause prices of precious metals futures contracts to become extremely volatile and unpredictable. In addition, prices for precious metals can be affected by numerous other factors, including jewelry demand and production levels.

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GENERAL TERMS OF THE NOTES

This product supplement and the accompanying prospectus dated May 26, 2022 relating to the notes, should be read together. Because the notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series I, this product supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated May 26, 2022. Terms used but not defined in this product supplement have the meanings given them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company. Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series I” that we may issue from time to time under the senior indenture, dated as of January 25, 2010, as supplemented by the First Supplemental Indenture thereto, dated September 23, 2018, between Bank of Montreal and Wells Fargo Bank, National Association and the Third Supplemental Indenture, dated as of May 26, 2022 Bank of Montreal, Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), and the Bank of New York Mellon. Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described in this document supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this product supplement are controlling.

Unless otherwise set forth in the applicable pricing supplement, we will not pay periodic interest payments on the notes. If any payment date, including the Maturity Date, falls on a day that is not a business day, we will pay the required payment on the first subsequent business day, and no additional interest will accrue on the notes as a result.

Payment at Maturity

Percentage Change. At maturity, subject to our credit risk as issuer of the notes, you will receive a cash payment that is based on the performance of the Reference Asset as measured by the Percentage Change of the Reference Asset unless otherwise set forth in the pricing supplement. Unless otherwise set forth in the applicable pricing supplement, the Percentage Change will be calculated as follows (and expressed as a percentage):

Final Level – Initial Level
   Initial Level

However, if your notes are bearish notes, the Percentage Change will be calculated as follows unless otherwise specified in the pricing supplement (and expressed as a percentage):

Initial Level – Final Level
   Initial Level

The relevant pricing supplement may specify that the Percentage Change will be calculated by reference to a formula referencing variables other than the Initial Level or by reference to a formula that includes the addition or subtraction of a fixed amount. The applicable pricing supplement may also specify several potential definitions of Percentage Change depending on the applicable Final Level, in which case various potential definitions may be referred to as an “adjusted percentage change”, “initial percentage change”, “final percentage change” and/or similar terms.

Initial Level. The relevant pricing supplement will set forth the Initial Level of the Reference Asset. Unless otherwise specified in the relevant pricing supplement, the Initial Level of a single Reference Asset will be the closing level of that Reference Asset on the pricing date. The Initial Level may also be the arithmetic average of the closing levels of the applicable Reference Asset on two or more specified trading days (each of which would be a Valuation Date). In the case of a note linked to a Basket, the Initial Level will be a level specified in the applicable pricing supplement.

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Final Level. Unless otherwise specified in the relevant pricing supplement, the level of a Reference Asset on any Valuation Date will be its closing level on that date. Your notes may provide for the Final Level to be based upon the arithmetic average of the closing levels of the applicable Reference Asset on two or more Valuation Dates. In the case of a note linked to a Basket, the Final Level of the Basket will be the value of the Basket on the Valuation Date, or the arithmetic average of the value of the Basket on each of the Valuation Dates, as applicable, determined as described in more detail in the section entitled “—Notes Linked to a Basket” in this product supplement.

Payment at Maturity in Excess of Principal

The below include a few potential payment scenarios which may apply to your notes if so specified in the applicable pricing supplement. The below list is not intended to describe all potential payment scenarios or payment formulas that may be specified in the applicable pricing supplement. Please review the applicable pricing supplement for the payment at maturity formulas which will apply to your notes.

General. If the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, then, at maturity, you will receive an amount equal to:

Principal Amount + (Principal Amount × Percentage Change × Upside Leverage Factor)

The Upside Leverage Factor represents the extent to which your notes will participate in the upside performance (or in the case of bearish notes, downside performance) of the Reference Asset. The Upside Leverage Factor may be less than, equal to, or greater than 100%. If the Upside Leverage Factor is less than 100%, your notes will participate in less than the full upside performance (or in the case of bearish notes, downside performance) of the Reference Asset. If the Upside Leverage Factor is greater than 100%, your notes will participate in the upside performance (or in the case of bearish notes, downside performance) on a leveraged basis. The Upside Leverage Factor will be specified in the relevant pricing supplement, if applicable. The applicable pricing supplement may also specify several potential definitions of Upside Leverage Factor depending on the applicable Final Level, in which case various potential definitions may be referred to as an “adjusted upside leverage factor”, “initial upside leverage factor”, “final upside leverage factor” and/or similar terms.

Digital Return Notes. Your notes may be “Digital Return Notes.” For Digital Return Notes, unless otherwise set forth in the applicable pricing supplement, if the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Digital Return)

If your notes are Digital Return Notes, the positive return on your notes may be limited to the Digital Return that will be specified in the applicable pricing supplement. The applicable pricing supplement may also specify several potential definitions of Digital Return depending on the applicable Final Level.

Booster Notes. Your notes may be “Booster Notes.” For Booster Notes, unless otherwise set forth in the applicable pricing supplement, if the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, the payment at maturity will be determined as follows:

If the Percentage Change is greater than the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Booster Percentage)

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The applicable pricing supplement may also specify several potential definitions of Booster Percentage depending on the applicable Final Level.

For each of the above scenarios, the relevant pricing supplement may modify the applicable threshold to receive a payment at maturity greater than principal (i.e., the relevant pricing supplement may specify that the Final Level must be greater than, equal to or less than a specific value other than the Initial Level). The applicable pricing supplement may also specify that one or more of the above scenarios will only apply with respect to a specific range of Final Levels or that multiple scenarios will apply to the notes depending upon the applicable Final Level, in which case multiple different meanings may be assigned to each of the defined variables (e.g. the Percentage Change, Upside Leverage Factor, Digital Return, and Booster Percentage) with respect to each applicable range.

Payment at Maturity Less than or Equal to Principal

The below include a few potential payment scenarios which may apply to your notes if so specified in the applicable pricing supplement. The below list is not intended to describe all potential payment scenarios or payment formulas that may be specified in the applicable pricing supplement. Please review the applicable pricing supplement for the payment at maturity formulas which will apply to your notes.

Notes Without a Buffer. If the Final Level is less than (or in the case of bearish notes, greater than) or equal to the Initial Level, then, unless otherwise described in the applicable pricing supplement, the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change × Downside Leverage Factor)

In this case, if the Final Level is less than (or in the case of bearish notes, greater than) the Initial Level, then, at maturity, you will receive less than the principal amount of your notes.

The Downside Leverage Factor represents the extent to which your notes will participate in the downside performance (or in the case of bearish notes, upside performance) of the Reference Asset. The Downside Leverage Factor may be less than, equal to, or greater than 100%. If the Downside Leverage Factor is less than 100%, your notes will participate in less than the full downside performance (or in the case of bearish notes, upside performance) of the Reference Asset. If the Downside Leverage Factor is greater than 100%, your notes will participate in the downside performance (or in the case of bearish notes, upside performance) on a leveraged basis. The Downside Leverage Factor will be specified in the relevant pricing supplement, if applicable. The applicable pricing supplement may also specify several potential definitions of Downside Leverage Factor depending on the applicable Final Level, in which case various potential definitions may be referred to as an “adjusted downside leverage factor”, “initial downside leverage factor”, “final downside leverage factor” and/or similar terms. Depending on the Downside Leverage Factor, you may lose all or a substantial portion of the amount that you invested to purchase the notes; however, in no event will you lose more than your initial investment.

Notes with a Buffer. If the relevant pricing supplement specifies that a “Buffer” is applicable to your notes, then, if the Final Level less than or equal to (or in the case of bearish notes, greater than or equal to) the Initial Level, but is greater than or equal to (or in the case of bearish notes, less than or equal to) the Buffer Level, then the payment at maturity will equal the principal amount of your notes.

However, if the Final Level is less than (or in the case of bearish notes, greater than) the Buffer Level, then the payment at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)
× Downside Leverage Factor]

The applicable Buffer Level and Buffer Percentage will be set forth in the applicable pricing supplement. The applicable pricing supplement may also specify several potential definitions of Buffer Percentage.

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Notes with a Barrier Level. We may issue notes that have a specified “Barrier Level.” For these notes, we will pay an amount at maturity that is less than the principal amount of the notes only if (a) the Final Level is less than (or in the case of bearish notes, greater than) the applicable Initial Level (or, if applicable, Buffer Level), as set forth above, and (b) a “Barrier Event” occurs. A “Barrier Event” will be deemed to occur if the level of the Reference Asset (as set forth in the applicable pricing supplement) is less than (or in the case of bearish notes, greater than) a Barrier Level during an observation period that will be specified in the applicable pricing supplement. The provisions relating to the Barrier Level, together with any risk factors, will be set forth in the applicable pricing supplement.

For each of the above scenarios, the relevant pricing supplement may modify the applicable threshold to receive a payment at maturity less than or equal to principal (i.e., the relevant pricing supplement may specify that the Final Level must be greater than, equal to or less that a specific value other than the Initial Level). The applicable pricing supplement may also specify that one or more of the above scenarios will only apply with respect to a specific range of Final Levels or that multiple scenarios will apply to the notes depending upon the applicable Final Level, in which case multiple different meanings may be assigned to each of the defined variables (e.g., the Percentage Change, Downside Leverage Factor, and Buffer Percentage) with respect to each applicable range.

Notes Linked to a Basket

If your notes are linked to a Basket, each Basket Component will be assigned a “Weighting Percentage” that will be set forth in the applicable pricing supplement. The sum of the Weighting Percentages of the Basket Components will equal 100%. The Basket Components may or may not have equal Weighting Percentages.

The “Initial Basket Component Level” of each Basket Component will be set forth in the applicable pricing supplement. Unless otherwise set forth in the applicable pricing supplement, the value of any Basket Component on any trading day, including any Valuation Date, will be its closing level.

The Initial Level will be set forth in the applicable pricing supplement. Unless otherwise set forth in the applicable pricing supplement, the “Final Level” will equal the Initial Level multiplied by the Percentage Change. The Percentage Change for notes linked to a Basket will equal the sum of the “Weighted Percentage Change” for each Basket Component. The “Weighted Percentage Change” will be equal to the product of (a) the applicable Weighting Percentage and (b) the percentage change in the value of the Basket Component from its Initial Basket Component Level set on the pricing date to its value on the Valuation Date. If there is more than one Valuation Date for your notes, the final value of each Basket Component will be equal to the arithmetic average of the closing levels of that Basket Component on each of the Valuation Dates.

When we refer to the level of a Basket during the term of the notes, we are referring to the value that would be determined if the Percentage Change was calculated as of that day.

Valuation Date

Unless otherwise specified in the relevant pricing supplement, the Valuation Date (if there is only one Valuation Date applicable to the notes) or the final Valuation Date (if there is more than one Valuation Date applicable to the notes) will be the third trading day before the Maturity Date specified in the relevant pricing supplement. If the calculation agent determines that a market disruption event occurs or is continuing on any Valuation Date applicable to the notes, the Final Level will be determined according to the calculation in “—Market Disruption Events” below.

Maturity Date

Unless otherwise specified in the relevant pricing supplement, the Maturity Date will be the third scheduled business day following the Valuation Date or the final Valuation Date, as applicable, unless that date is not a business day, in which case the Maturity Date will be the next following business day. The Maturity Date will be postponed by the same number of trading days as the Valuation Date or the final Valuation Date, as applicable, if a market disruption event occurs or is continuing as described above. However, no interest will accrue past the Maturity Date specified in the relevant pricing supplement.

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Certain Definitions

Business Day. Unless otherwise set forth in the applicable pricing supplement, “business day” means a day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City.

If any payment on the notes is scheduled to occur on a day which is not a business day, such payment will be made on the next following business day unless otherwise set forth in the applicable pricing supplement.

Trading Day. Unless otherwise set forth in the applicable pricing supplement, “trading day” is any day, as determined by the calculation agent, on which the level of the a Reference Asset is calculated and published.

Closing Level. Unless otherwise set forth in the applicable pricing supplement, the closing level for a Reference Asset will be its official settlement price.

Automatic Call

If so specified in the applicable pricing supplement, your notes will be subject to automatic redemption. The terms relating to any such redemption will be set forth in the applicable pricing supplement.

Market Disruption Events

If the calculation agent determines that, on any applicable observation date for your notes, which may include any Valuation Date, any call observation date or any other specified date on which a level of the Reference Asset is to be observed, a market disruption event has occurred or is continuing with respect to a Reference Asset, the determination of the Final Level, closing level or any other relevant level of the applicable Reference Asset, as applicable, may be postponed. If such a postponement occurs, the calculation agent will use the closing level of the applicable Reference Asset on the first subsequent trading day on which no market disruption event occurs or is continuing. However, in no event will the determination of the Final Level, closing level or any other relevant level of the applicable Reference Asset, as applicable, be postponed by more than ten trading days.

If the determination of the Final Level, closing level or any other applicable level of the applicable Reference Asset, is postponed to the last possible day, but a market disruption event for the affected Reference Asset occurs or is continuing on that day, that day will be the date on which the Final Level, closing level or other applicable level of the applicable Reference Asset, as applicable, will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Level, the closing level or other applicable level of the applicable Reference Asset, that would have prevailed in the absence of the market disruption event.

For the avoidance of doubt, in the case of notes linked to two or more Reference Assets (including, without limitation, notes linked to a Basket), if the calculation agent determines that no market disruption event is occurring with respect to a particular Reference Asset or Basket Component, all determination with respect to such Reference Asset or Basket Component will be made on the originally scheduled date irrespective of the occurrence of a market disruption event with respect to one or more other Reference Assets or Basket Components.

If the Final Level and/or any other applicable level of a Reference Asset will be determined over more than one Valuation Date and a market disruption event occurs or is continuing on any scheduled Valuation Date other than the final Valuation Date with respect to a Reference Asset, the level of that Reference Asset for that Valuation Date will equal the closing level of that Reference Asset on the next scheduled Valuation Date. For example, if a market disruption event occurs or is continuing on the first and second scheduled Valuation Dates with respect to any Reference Asset, but not on the third scheduled Valuation Date, then the closing level of that Reference Asset on the third scheduled Valuation Date will also be deemed to be the closing level of that Reference Asset on the first and second scheduled Valuation Dates. If no further scheduled Valuation Dates occur after a Valuation Date on which a market disruption event occurs or is continuing or if a market disruption event occurs or is continuing on the final Valuation Date with respect to any Reference Asset, then the closing level of that Reference Asset for that Valuation Date will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered to be commercially reasonable under the circumstances) by the calculation agent on that final Valuation Date, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of that Reference Asset that would have prevailed in the absence of the market disruption event.

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For the avoidance of doubt, if any observation date (including, without limitation, any Valuation Date or call observation date) is postponed due to a market disruption event, the relevant payment date will be postponed by the same number of trading days. In the case of a note linked to two or more Reference Assets (including, without limitation, notes linked to a Basket), the relevant payment date will be postponed to maintain the same number of trading days between the last observation date as postponed and the relevant payment date as existed between the originally scheduled observation date and payment date prior to any postponement.

A market disruption event for a particular offering of the notes shall not necessarily be a market disruption event for any other offering of the notes.

A market disruption event means any of the following events, as determined in good faith by the calculation agent:

•	a material suspension, absence, disruption or limitation of trading in one or more Reference Assets;

•	the settlement price of any Reference Asset reflects the maximum permitted price change from the previous day’s settlement price;

•	failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Reference Asset;

•	a suspension of trading in one or more Reference Assets, for which the trading does not resume at least 10 minutes prior to the scheduled or rescheduled closing time;

•	an exchange on which one or more Reference Assets trades is not open for trading; or

•	any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this product supplement.

Adjustments to a Reference Asset

If the relevant exchange discontinues trading in a Reference Asset, the calculation agent may replace the Reference Asset with another commodity futures contract that the calculation agent determines, in its sole discretion, to be substantially similar to the discontinued Reference Asset (such replacement commodity futures contract being referred to in this section as a “successor commodity futures contract”), then the closing for that discontinued Reference Asset on any observation date will be determined by reference to the official settlement price of that successor commodity futures contract at the close of trading on the relevant exchange for the successor commodity futures contract on that day.

Upon any selection by the calculation agent of a successor commodity futures contract, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

If a successor commodity futures contract is selected by the calculation agent, that commodity futures contract will be used as a substitute for the relevant commodity futures contract for all purposes, including for purposes of determining whether a market disruption event exists with respect to that commodity futures contract.

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If the relevant exchange discontinues trading in a Reference Asset prior to, and that discontinuance is continuing on, any observation date, and the calculation agent determines, in its sole discretion, that no successor commodity futures contract is available at that time, then the calculation agent will determine the closing level for that Reference Asset for that date; provided that, if the calculation agent determines that no successor commodity futures contract exists for the discontinued Reference Asset, the closing level for that Reference Asset will be the settlement price that the calculation agent, in its sole discretion, determines to be fair and commercially reasonable under the circumstances at approximately 10:00 a.m., New York City time, on the date following the relevant observation date.

If at any time the method of calculating the closing level of any Reference Asset is changed in a material respect, or if the reporting thereof is in any other way modified so that that closing level does not, in the opinion of the calculation agent, fairly represent the value of that Reference Asset, the calculation agent will, at the close of business in New York City on each day on which the closing level for that Reference Asset is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for that Reference Asset.

Adjustments Relating to Notes Linked to a Basket

If the calculation agent substitutes a successor Reference Asset, or otherwise affects or modifies a Basket Component, then the calculation agent will make those calculations and adjustments as, in judgment of the calculation agent, may be necessary in order to arrive at a basket comparable to the original Basket (including without limitation changing the percentage weights of the Basket Components), as if those changes or modifications had not been made, and will calculate the payment at maturity with reference to that basket or the successor basket (as described below), as adjusted.

In this event, the calculation agent will provide written notice to the trustee of these calculations and adjustments, and the trustee will furnish written notice thereof to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

In the event of the adjustment described above, the newly composed basket is referred to in this section as the “successor basket” and will be used as a substitute for the original Basket for all purposes.

If the calculation agent determines that the available successor basket or basket components as described above do not fairly represent the value of the original Basket or Basket Components, as the case may be, then the calculation agent will determine the level of the applicable Basket Components or the Basket level for any Valuation Date as described in this product supplement.

Notwithstanding these alternative arrangements, discontinuance of trading on the applicable exchanges or markets in any Basket Component may adversely affect the market value of the notes.

Events of Default

Unless otherwise specified in the applicable pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the Valuation Date or the final Valuation Date, as applicable, together with accrued and unpaid interest (if applicable to your notes) through the date of acceleration.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

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Role of Calculation Agent

The calculation agent will make all determinations regarding the level of the Reference Asset, business days, market disruption events, the default amount, and the amount payable on your notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Please note that our affiliate, BMO Capital Markets Corp., is expected to serve as the calculation agent for the notes. We may change the calculation agent for your notes at any time after the date of this product supplement without notice and BMO Capital Markets Corp. may resign as calculation agent at any time upon 60 days written notice to us.

Listing

Your notes will not be listed on any securities exchange.

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Use of Proceeds And Hedging

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of the Reference Assets, or listed or over-the-counter options, futures and other instruments linked to the Reference Assets. In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes. Consequently, with regard to your notes, from time to time we or our affiliates expect to acquire or dispose of positions in the Reference Assets or positions in listed or over-the-counter options, futures or other instruments linked to the Reference Assets.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to the Reference Assets. We expect these steps to involve sales of instruments linked to the Reference Assets on or shortly before the applicable Valuation Dates. These steps may also involve transactions of the type contemplated above. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions. Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

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Supplemental Tax Considerations

The following is a general description of certain tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the notes offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of notes, (3) is not affiliated with us, (4) does not receive any payment of interest on a note in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold notes in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary does not address the possible application of the “hybrid mismatch arrangement” rules contained in proposals to amend the Tax Act released by the Minister of Finance (Canada) on April 29, 2022 (the “Hybrid Mismatch Proposals”) to a Holder (i) that disposes of a Note to a person or entity with which it does not deal at arm’s length or to an entity that is a “specified entity” (as defined in the Hybrid Mismatch Proposals) with respect to the Holder or in respect of which the Holder is a “specified entity”, (ii) that disposes of a Note under, or in connection with, a “structured arrangement” (as defined in such Hybrid Mismatch Proposals), or (iii) in respect of which we are a “specified entity”. Such Holders should consult their own tax advisors.

This summary supersedes and replaces in its entirety the section of the prospectus entitled “Canadian Taxation.”

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document (the “Proposed Amendments”), including the Hybrid Mismatch Proposals, and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

Canadian federal income tax considerations applicable to the notes may be described more particularly when such notes are offered (and then only to the extent material) in a pricing supplement related thereto if they are not addressed by the comments following and, in that event, the following will be superseded thereby to the extent indicated in that pricing supplement. These Canadian federal income tax considerations may also be supplemented, amended and/or replaced in a pricing supplement.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the notes should consult their own tax advisors having regard to their own particular circumstances.

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Interest paid or credited or deemed to be paid or credited by us on a note (including amounts on account or in lieu of payment of, or in satisfaction of interest) to a Holder generally will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is not subject to withholding tax unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest on a note, or any portion of the principal amount of a note in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax, unless otherwise specified in the applicable pricing supplement.

In the event that a note, interest on which is not exempt from Canadian non-resident withholding tax (other than a note which is an “excluded obligation,” as defined in the Tax Act for this purpose) is redeemed in whole or in part, cancelled, repurchased or purchased by us or any other person resident or deemed to be resident in Canada from a Holder or is otherwise assigned or transferred by a Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, or in certain cases, the price for which such note was assigned or transferred to the Holder by a person resident or deemed resident in Canada, the excess may be deemed to be interest and may, together with any interest that has accrued on the note to that time, be subject to Canadian non-resident withholding tax.

If an amount of interest paid by us on a note were to be non-deductible by us in computing our income as a result of the application of proposed subsection 18.4(4) of the Tax Act, such amount of interest would be deemed to have been paid by us as a dividend, and not to have been paid by us as interest, and be subject to Canadian non-resident withholding tax. Proposed subsection 18.4(4) would apply only if a payment of interest by us on a note constituted the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Tax Act.

No payment of interest by us on a note should be considered to arise under a “hybrid mismatch arrangement” as no such payment should be considered to arise under or in connection with a “structured arrangement”, both as defined in proposed subsection 18.4(1) of the Tax Act, on the basis that (i) based on pricing data and analysis provided to Torys LLP by us in relation to these notes, it should not be reasonable to consider that any economic benefit arising from any “deduction/non-inclusion mismatch” as defined in proposed subsection 18.4(6) of the Tax Act is reflected in the pricing of the notes, and (ii) it should also not be reasonable to consider that the notes were designed to, directly or indirectly, give rise to any “deduction/non-inclusion mismatch”.

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a note or on the proceeds received by a Holder on the disposition of a note (including redemption, cancellation, purchase or repurchase).

Supplemental U.S. Federal Income Tax Considerations

The following is a general description of certain U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The following disclosure has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information. You should not rely upon the following disclosure, or the disclosure under “United States Federal Income Taxation” in the prospectus or “Certain Income Tax Consequences—United States Federal Income Taxation” in the prospectus supplement, with regard to an investment in any particular note because this disclosure does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes indicates that you may rely on the following disclosure. Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below.

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Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any note. Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus). It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. In addition to such exclusions, this discussion does not apply to holders subject to special rules under Section 451(b) of the Code.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Notes Treated as Indebtedness

We may treat certain offerings of notes as indebtedness for U.S. federal income tax purposes. The applicable pricing supplement will indicate whether we intend to treat a note as indebtedness for U.S. federal income tax purposes. To the extent we treat a note as indebtedness for U.S. federal income tax purposes, the U.S. federal income tax treatment of your notes will depend on whether (i) the term of your notes exceeds one year, or (ii) the term of your notes will not exceed one year without regard to the effect of an extension in the event of a market disruption event. Accordingly, we set forth a separate subsection for each of the situations described in the previous sentence. In addition, the following discussion assumes that your notes (i) are purchased for an amount equal to their issue price, as determined for U.S. federal income tax purposes, (ii) pay a minimum amount at maturity that is equal to the principal amount, (iii) are denominated in U.S. dollars, and (iv) will not pay you interest during the term of the notes. The relevant pricing supplement will discuss the tax consequences if the minimum payment on your notes is less than 100% of the principal amount, your notes are not denominated in U.S. dollars, or your notes pay you interest during the term of the notes. Unless otherwise specified in the relevant pricing supplement, Bank of Montreal intends to treat any interest with respect to the notes, as determined for U.S. federal income tax purposes, as from sources within the United States.

Where the Term of the Notes Exceeds One Year

Where the term of the notes exceeds one year, we intend to treat the notes as subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. A projected payment schedule with respect to a note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that note equal to the comparable yield. This projected payment schedule will consist of the principal amount, any noncontingent payments provided under the terms of the note, and a projection for tax purposes of each contingent payment. These rules generally will have the effect of requiring you to include amounts as income in respect of the notes prior to your receipt of cash attributable to that income. If the notes provide for an automatic redemption, it is not entirely clear how, under the Treasury regulations, the maturity date for debt instruments such as the notes should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your note based on the assumption that your note will remain outstanding until the stated maturity date and the projected contingent payment will be made at that time, and we intend to make the computation in this manner.

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The amount of interest that you will be required to include in income during each accrual period for the notes will equal the product of the adjusted issue price for the notes at the beginning of the accrual period and the comparable yield for the notes for such period. The adjusted issue price of the notes will equal the notes’ original offering price plus any interest deemed to be accrued on the notes (under the rules governing contingent payment debt instruments) and decreased by the projected amount of any payments previously made on the notes.

To obtain the comparable yield and projected payment schedule for your particular note, you should contact the Managing Director at the US Retail Investor Solutions Group via email at investor.solutions@bmo.com or via mail at BMO Capital Markets US Retail Investor Solutions Group 151 West 42nd Street, New York, New York 10036. You are required to use such comparable yield and projected payment schedule in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes.

If the contingent payment on the notes becomes fixed on a day that is more than six months before the payment is due, applicable Treasury regulations provide that you should make adjustments to the prior and future interest inclusions in respect of your notes over the remaining term for the notes in a reasonable manner. You should consult your tax advisor as to what would be a “reasonable manner” in your particular situation.

You will recognize gain or loss on the sale, automatic redemption or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the notes. In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes), and decreased by the projected amount of any payments previously made on your notes.

Any gain you recognize on the sale, automatic redemption or maturity of the notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. The deductibility of capital losses is limited.

Where the Term of the Notes Will Not Exceed One Year Without Regard to the Effect of an Extension in the Event of a Market Disruption Event

Where the term of the notes will not exceed one year, we intend to treat such notes as contingent debt instruments with a term of one year or less. There are no specific rules that govern contingent short-term debt. However, it is likely that the notes should be subject to the general rules that are applicable to short-term debt as described under the heading “United States Federal Income Taxation—Tax Consequences to Holders of Our Debt Securities—Original Issue Discount—Short-Term Debt Securities” in the accompanying prospectus. For purposes of applying such rules, amounts should not be treated as having accrued on the notes until a holder is entitled to a fixed minimum positive return.

If the term of your notes may exceed one year in the event of a market disruption event, your notes may be treated as notes with a term in excess of one year. In such case, your notes would be subject to the rules described under “—Where the Term of the Notes Exceeds One Year” above.

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Notes Treated as Pre-Paid Derivative Contracts

We may treat certain offerings of notes as pre-paid derivative contracts for U.S. federal income tax purposes. The applicable pricing supplement will indicate whether we intend to treat a note as a pre-paid derivative contract for U.S. federal income tax purposes.

The following tax disclosure in this section assumes that (i) any Reference Asset that is an equity security or shares of an exchange traded fund will be traded on a public exchange and is not an interest in a “United States real property holding corporation” (as such term is defined in the Code); (ii) no periodic payments of interest will be made on the notes; (iii) there is a significant possibility of a significant loss of principal on an investment in the notes; (iv) initial purchasers will acquire the notes for an amount equal to their principal amount; and (v) there is a reasonable likelihood that the Final Level will be greater than or equal to the Initial Level.

If the notes are properly treated as pre-paid derivative contracts for U.S. federal income tax purposes, a United States holder should generally recognize capital gain or loss upon the sale, automatic redemption or maturity of the notes in an amount equal to the difference between the amount a United States holder receives at such time and the United States holder’s tax basis in the notes. In general, a United States holder’s tax basis in the notes will be equal to the price the holder paid for the notes. Capital gain recognized by an individual United States holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for notes of a United States holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes. If the notes are held by the same United States holder until maturity, that holder’s holding period will generally include the Maturity Date. It is possible that the Internal Revenue Service could assert that a United States holder’s holding period in respect of the notes should end on the date on which the amount the holder is entitled to receive upon the maturity of the notes is determined, even though the holder will not receive any amounts from us in respect of the notes prior to the maturity of the notes. In such case, a United States holder may be treated as having a holding period in respect of the notes that is one year or less even if the holder receives cash upon maturity of the notes at a time that is more than one year after the beginning of its holding period.

Alternative Treatments

Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it would be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument. If the notes have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments, as described above under “—Notes Treated as Indebtedness—Where the Term of the Notes Exceeds One Year.” If the notes are treated as a single debt instrument that has a term of no more than one year, the notes would be treated as a single contingent short-term debt instrument, which would also result in tax consequences that are different from those described above.

It is possible that the notes could be treated as a series of pre-paid derivative contracts, each of which matures on the next rollover date. If the notes were properly characterized in such a manner, a United States holder would be treated as disposing of the notes on each rollover date in return for new pre-paid derivative contracts that mature on the next rollover date, and a holder would accordingly likely recognize capital gain or loss on each rollover date (which may be short-term capital gain or loss and may be subject to the “wash sale” rules) equal to the difference between the holder’s basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

It is possible that the IRS could assert that Section 1256 of the Code should apply to the notes or a portion of the notes. If Section 1256 of the Code were to apply to the notes, gain or loss recognized with respect to the notes (or the relevant portion of the notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to a United States holder’s holding period in the notes. A United States holder would also be required to mark the notes (or a portion of the notes) to market at the end of each year (i.e., recognize gain or loss as if the notes or the relevant portion of the notes had been sold for fair market value).

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Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, automatic redemption or maturity of the notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they sought taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Unless stated otherwise in the relevant pricing supplement, we intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this product supplement unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Non-United States Holders

The following discussion applies to non-United States holders of the notes. A non-United States holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Except as discussed below, and in the case of notes treated as indebtedness for U.S. federal income tax purposes, subject to generally applicable exceptions set forth in the rules exempting “portfolio interest” from U.S. withholding tax, a non-United States holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the United States for 183 days or more during the taxable year of the sale, automatic redemption or maturity of the notes. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a United States holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate. The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective investors should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Other Considerations—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

In the case of a non-United States holder, backup withholding and information reporting will not apply to payments made if the non-United States holder provides the required certification that it is not a United States person, or the non-United States holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge or reason to know that the holder is a United States person, or that the conditions of any exemption are not satisfied.

PS-30

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

Proposed regulations eliminate the requirement of withholding on gross proceeds from the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. If we (or an applicable withholding agent) determine withholding is appropriate with respect to the notes, we (or such agent) will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

PS-31

CERTAIN CONSIDERATIONS FOR ERISA AND OTHER U.S. EMPLOYEE BENEFIT PLANS

Subject to the following discussion, the notes may be purchased by an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA, a plan or account subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), an entity whose underlying assets include the assets of any of the foregoing (each of the foregoing, a “Benefit Plan Investor”), or any other plan which is subject to any federal, state, local or other law that is substantially similar to the fiduciary responsibility and prohibited transaction provisions of ERISA or Section 4975 of the Code (“Similar Law”). A fiduciary of a Benefit Plan Investor subject to ERISA, should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Benefit Plan Investors, from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Benefit Plan Investors. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to Similar Law.

The acquisition of notes by Benefit Plan Investor with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for certain transactions between a Benefit Plan Investor and persons who are parties in interest or disqualified persons solely by reason of providing services to the Benefit Plan Investor or being affiliated with such service providers. There can be no assurance that these or any other exemption will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many plans, the notes may not be purchased, held or disposed of by any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the service provider exemption, or any other applicable exemption. Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and it is not acquiring the notes on behalf of, or with the assets of a Benefit Plan Investor or any other plan that is subject to Similar Law, or (ii) its purchase, holding and disposition of the notes will not, in the case of a Benefit Plan Investor, result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code because an exemption is available with respect to such transactions and all the conditions of such exemption have been satisfied (or, in the case of any other plan, result in a violation of Similar Law).

PS-32

Supplemental Plan of Distribution

With respect to each note to be issued, we will agree to sell to BMO Capital Markets Corp., and BMO Capital Markets Corp. will agree to purchase from us, the principal amount of the note specified, at the price specified in the applicable pricing supplement, less the indicated underwriting commission. BMO Capital Markets Corp. may also resell the notes to other brokers or dealers in connection with any offering. BMO Capital Markets Corp. or another of our affiliates may repurchase and resell outstanding notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution, the distribution agreement and possible market-making activities see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 (as amended) as it forms part of UK domestic law by virtue of the EUWA. Consequently, no key information document required by the EU PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

PS-33